Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of ContraFect Corporation (a development stage company) on Form S-1 to be filed on or about April 18, 2014 of our report dated October 11, 2013, on our audit of the statements of operations, changes in preferred stock and stockholders’ equity (deficit) and cash flows (not separately presented herein) for the cumulative period from March 17, 2008 (inception) to December 31, 2011. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1.

/s/ EisnerAmper LLP

Iselin, NJ

April 18, 2014